Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Xencor, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock, $0.01 par value per share	457(h)	3,000,000	$11.48	$34,440,000.00	0.00013810	$4,756.16
Fees Previously Paid		—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities		—	—	—	—	—	—		—

		Total Offering Amounts					$34,440,000.00		$4,756.16

		Total Fees Previously Paid							—

		Total Fee Offsets							—

		Net Fee Due							$4,756.16

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) that become issuable under the Xencor, Inc. Amended and Restated 2023 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

The proposed maximum aggregate offering price per unit is estimated pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 20, 2026, as reported by the Nasdaq Stock Market, LLC.